Exhibit 107

Calculation of Filing Fee Table

424(b)(5)

(Form Type)

KEYCORP

(Exact Name of Registrant as Specified in Its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Equity	Depositary Shares Each Representing a 1/40th Ownership Interest in a Share of Fixed-Rate Reset Perpetual Non-Cumulative Preferred Stock, Series H	Rule 457(r)	$600,000,000	100%	$600,000,000	.0000927	$55,620

	Total Offerings Amount					$600,000,000		$55,620

	Total Fee Offsets							$0

	Net Fee Due							$55,620